Exhibit 1

MEDIA

RELEASE

2 January 2014

WESTPAC COMPLETES ACQUISITION OF SELECT BUSINESSES OF LLOYDS BANKING GROUP AUSTRALIA

Westpac today announced it had completed the acquisition of Lloyds Banking Group’s Australian asset finance business, Capital Finance Australia Limited (CFAL), and its Australian corporate loan portfolio, BOS International (Australia) Ltd (BOSI). The transaction was previously announced to the market on 11 October 2013.

Westpac Group Chief Financial Officer, Phil Coffey, said “the acquisition represents an important milestone for the Westpac Group. The CFAL and BOSI businesses complement existing St.George and Westpac Institutional Bank operations and will expand our capabilities in target segments”.

“We are focussed on working closely with CFAL and BOSI customers to ensure continuity of high quality customer service.”

For Further Information

Danny John	Leigh Short
Westpac Media Relations	Westpac Investor Relations
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